As filed with the United States Securities and Exchange Commission on January 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ozon Holdings PLC

(Exact Name of Registrant as Specified in its Charter)

Cyprus	N/A
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Arch. Makariou III, 2-4

Capital Center, 9th floor

1065, Nicosia

Cyprus

Telephone: +357 22 360 000

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

EQUITY INCENTIVE PLAN 2020

AMENDED AND RESTATED STOCK OPTION AGREEMENT BY AND BETWEEN

MR. BERNARD LUKEY AND OZON HOLDINGS PLC

EQUITY INCENTIVE PLAN 2018

(Full Title of the Plans)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

+1 302 738 6680

(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

James C. Scoville

Debevoise & Plimpton LLP

65 Gresham Street

London, EC2V 7NQ

United Kingdom

+44 20 7786 9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Equity Incentive Plan 2020	Ordinary shares, nominal value of $0.001 per share	30,800,000 (2)	$53.36 (3)	$1,643,488,000	$179,304.54
Amended and Restated Stock Option Agreement by and between Mr. Bernard Lukey and Ozon Holdings PLC	Ordinary shares, nominal value of $0.001 per share	500,000 (4)	$1.95304 (5)	$976,520	$106.54
Equity Incentive Plan 2018	Ordinary shares, nominal value of $0.001 per share	1,058,275 (6)	$3.76808 (7)	$3,987,664.86	$435.05
Total		32,358,275	—	$1,648,452,184.86	$179,846.13

(1)

American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), issuable upon deposit of ordinary shares of the Company, are registered on a separate registration statement on Form F-6 (File No. 333-250104). Each ADS represents one ordinary share.

(2)

The number of shares being registered represents shares reserved for future issuances pursuant to options, share appreciation rights and restricted share units under the Company’s Equity Incentive Plan 2018, as subsequently amended and restated, and to be granted under the Equity Incentive Plan 2020 of Ozon Holdings PLC (the Company”). Includes previously granted restricted share units to be issued under the Equity Incentive Plan 2020. These shares may be represented by ADSs. Pursuant to Rule 416(a) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Company that become issuable under the Equity Incentive Plan 2020 by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

In accordance with Rules 457(c) and 457(h) under the Securities Act, the registration fee with respect to the Equity Incentive Plan 2020 is computed on the basis of the average of the high and low prices of the Company’s ADSs as reported on the Nasdaq Global Select Market on January 22, 2021.

(4)

The number of shares being registered represents shares reserved for future issuance pursuant to the Amended and Restated Stock Option Agreement by and between Mr. Bernard Lukey and the Company, dated December 30, 2020 (the “Stock Option Agreement”).

(5)

In accordance with Rule 457(h) under the Securities Act, the registration fee with respect to the Stock Option Agreement is computed on the basis of the exercise price under the Stock Option Agreement.

(6)

The number of shares being registered represents shares reserved for future issuance pursuant to options granted to Mr. Alexander Shulgin, Chief Executive Officer of the Company’s key operating subsidiary, pursuant to the Company’s Equity Incentive Plan as in effect on August 1, 2018 (the “Equity Incentive Plan 2018”).

(7)

In accordance with Rule 457(h) under the Securities Act, the registration fee with respect to options previously granted under the Equity Incentive Plan 2018 is computed on the basis of the exercise price for such options and the U.S. dollar / Russian ruble exchange rate as of January 27, 2021.

Part I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Certain Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows the Company to “incorporate by reference” into this Registration Statement information the Company files with the Commission in other documents. This means that the Company can disclose important information by referring to another document the Company filed with the Commission.

The Company incorporates by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(1)	the Company’s prospectus filed with the Commission on November 24, 2020 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F-1 (File No. 333-249810); and

(2)	the description of the Company’s ordinary shares and ADSs contained in the Company’s Registration

Statement on Form 8-A (File No. 001-39713) filed with the Commission on November 17, 2020.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The articles of association of the Company provide that, subject to certain limitations, the Company will indemnify its directors and officers against any losses or liabilities which they may sustain or incur in or about the execution of their duties including liability incurred in defending any proceedings whether civil or criminal in which judgment is given in their favor or in which they are acquitted. The service agreements with the Company’s independent directors also provide for indemnification of this type.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to executive officers and board members or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

3.1		Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1 (File No. 333-249810) filed on November 2, 2020).

5.1	*	Opinion of Antis Triantafyllides & Sons LLC.

10.1	*	Rules of the Equity Incentive Plan 2020.

10.2	*	Amended and Restated Stock Option Agreement by and between Mr. Bernard Lukey and the Company, dated December 30, 2020.

10.3		Notice of Senior Executive Option Award, dated August 1, 2018 (as amended and restated on November 17, 2020) and Amended and Restated Equity Incentive Agreement for Award of an Option to Purchase Ordinary Shares by and between Mr. Alexander Shulgin and the Company, dated November 17, 2020 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form F-1 (File No. 333-249810) filed on November 17, 2020).

10.4	*	Rules of the Equity Incentive Plan 2018.

10.5		Rules of the Equity Incentive Plan (as amended as of June 1, 2019) (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-1 (File No. 333-249810) filed on November 2, 2020).

10.6		Rules of the Equity Incentive Plan (as amended as of November 17, 2020) (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form F-1 (File No. 333-249810) filed on November 17, 2020).

23.1	*	Consent of JSC “KPMG,” Independent Registered Public Accounting Firm.

23.2		Consent of Antis Triantafyllides & Sons LLC (included in Exhibit 5.1 hereto).

24.1	*	Powers of Attorney (included on signature page).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Moscow, Russia, on January 27, 2021.

Ozon Holdings PLC

By:	/s/ Alexander Shulgin
Name: Alexander Shulgin
Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alexander Shulgin and Daniil Fedorov and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on January 27, 2021 in the capacities indicated:

Name	Title

/s/ Alexander Shulgin	Chief Executive Officer, Member of the Board
Alexander Shulgin	(principal executive officer)

/s/ Daniil Fedorov	Chief Financial Officer
Daniil Fedorov	(principal financial officer and principal accounting officer)

/s/ Elena Ivashentseva	Member of the Board
Elena Ivashentseva

/s/ Vladimir Chirakhov	Member of the Board
Vladimir Chirakhov

/s/ Emmanuel DeSousa	Member of the Board
Emmanuel DeSousa

/s/ Lydia Jett	Member of the Board
Lydia Jett

/s/ Dmitry Kamensky	Member of the Board
Dmitry Kamensky

/s/ Alexey Katkov	Member of the Board
Alexey Katkov

/s/ Charles Ryan	Member of the Board
Charles Ryan

/s/ Peter Sirota	Member of the Board
Peter Sirota

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Ozon Holdings PLC has signed this registration statement on January 27, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director